Exhibit 99.1

NEWS RELEASE

1500 West University Parkway, Sarasota, FL 34243  •  (941) 362-1200

FOR IMMEDIATE RELEASE

Sun Hydraulics Announces Availability of Proxy Materials
for 2017 Annual Shareholders’ Meeting

Sarasota, FL, April 24, 2017 — Sun Hydraulics Corporation (NASDAQ: SNHY) (“Sun” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets announced today that the proxy materials for its 2017 Annual Meeting of Shareholders are now available electronically under the Securities and Exchange Commission’s Notice and Access rule.

The Company’s Proxy Statement and 2016 Annual Report to Shareholders are available within its interactive 2016 Annual Report on its website at http://www.sunhydraulics.com/annualreport.

If preferred, Sun shareholders may obtain printed copies of the materials for the 2017 annual meeting by following the instructions provided in the Notice of Internet Availability of Proxy Materials mailed to shareholders on or around April 24, 2017.

Sun’s 2017 Annual Meeting of Shareholders will be held on Monday, June 5, 2017, at 10:00a.m. Eastern Daylight Savings Time, at the Company’s manufacturing facility located at 803 Tallevast Road, Sarasota, Florida.

About Sun
Sun Hydraulics Corporation is an industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets.  In the hydraulics market, the Company is a leading manufacturer of high-performance screw-in hydraulic cartridge valves, electro-hydraulics, manifolds, and integrated package solutions for the worldwide industrial and mobile hydraulics markets.  In the electronics market, the Company is a global provider of innovative electronic control, display and instrumentation solutions for both recreational and off-highway vehicles, as well as stationary and power generation equipment.  For more information about Sun, please visit www.sunhydraulics.com.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

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